                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          FRIEDE GOLDMAN HALTER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                          FRIEDE GOLDMAN HALTER, INC.
                               13085 SEAWAY ROAD
                          GULFPORT, MISSISSIPPI 39503

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000

     Notice is hereby given that the 2000 Annual Meeting of Stockholders of Friede Goldman Halter, Inc. (the "Company"), a Mississippi corporation, will be held at the Great Southern Club, One Hancock Plaza, Suite 1112, Gulfport, Mississippi 39501, on Tuesday, May 16, 1999, at 10:00 a.m., Central Daylight Time, for the following purposes:

          1) to elect eight (8) directors to hold office until the Annual Meeting of Stockholders in the year 2001 and until their successors are elected and qualified;

          2) to ratify the selection of Ernst & Young, LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2000; and

          3) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 20, 2000 are entitled to notice of, and to vote at, the 2000 Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after March 20, 2000. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the 2000 Annual Meeting for a period of ten (10) days prior to the meeting at the Company's offices at 13085 Seaway Road, Gulfport, Mississippi, 39503.

     PLEASE FORWARD THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE 2000 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                        By Order of the Board of Directors,

                                        MAUREEN O'CONNOR SULLIVAN
                                        Senior Vice President, General Counsel
                                                   and Secretary

Gulfport, Mississippi
April 10, 2000

                          FRIEDE GOLDMAN HALTER, INC.
                               13085 SEAWAY ROAD
                          GULFPORT, MISSISSIPPI 39503

     The 1999 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 10, 2000.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000

     This Proxy Statement is furnished to the stockholders of Friede Goldman Halter, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at the Great Southern Club, One Hancock Plaza, Suite 1112, Gulfport, Mississippi 39501, on Tuesday, May 16, 2000, at 10:00 a.m., Central Daylight Time (the "2000 Annual Meeting" or the "Meeting"), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE 2000 ANNUAL MEETING

  Voting Procedures

     Stockholders of record at the close of business on March 20, 2000 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were outstanding 39,972,844 shares of the Company's Common Stock (the "Company Shares"). The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The persons whom the Company appoints to act as inspector of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the meeting, in person or by proxy, that are abstained from voting or that are the subject of broker non-votes will be counted as present for determining the existence of a quorum. A broker non-vote occurs when a nominee holding Company Shares for a beneficial owner does not vote on a matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner.

     Each of the Company Shares will entitle the holder to one vote. In connection with the election of directors, a plurality of votes cast at the meeting is required for election and cumulative voting is not permitted. All other matters to be submitted to the stockholders require an affirmative vote of the majority of votes cast. Votes cast at the meeting will be counted by the inspector of election.

     The Board of Directors is soliciting your proxy on the enclosed Proxy Card to provide you with an opportunity to vote on all matters to come before the meeting, whether or not you attend in person. If you execute and return the enclosed Proxy Card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the recommendations of the Board, as set forth below. If you submit a Proxy Card, you may subsequently revoke it by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the meeting in person and vote in person by ballot, which would cancel any proxy you previously gave.

     The Board of Directors urges you to vote and solicits your proxy as follows:

          (1) FOR election of the eight (8) nominees for membership on the Company's Board of Directors: Messrs. Alan A. Baker, T. Jay Collins, Angus
     R. Cooper II, Barry J. Galt, Jerome L.

     Goldman, J. L. Holloway, Gary L. Kott and Raymond E. Mabus to serve until the Annual Meeting of Stockholders in the year 2001, and until their successors are elected and qualified;

          (2) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2000; and

          (3) At the discretion of the designated proxies named on the enclosed Proxy Card, on any other matter that may properly come before the 2000 Annual Meeting, and any adjournment or postponement thereof.

  Proxy Solicitation

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

OWNERSHIP OF COMPANY STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Beneficial Ownership of Directors and of Certain Executive Officers

     The following table shows the number of shares of Common Stock beneficially owned by each director; by the Company's Chief Executive Officer; by each executive officer of the Company named in the "Summary Compensation Table" set forth below under "Executive Compensation and Other Matters"; by all directors and executive officers (19 persons) as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding Common Stock of the Company. Due to the merger of the Company with Halter Marine Group, Inc. during 1999, individuals who are not currently officers of the Company or the directors not standing for reelection who otherwise would not have been shown in the following Table, are required to be included in this Proxy Statement.

     The information set forth below, except where indicated, is as of the Record Date and, is based upon information supplied or confirmed by the named individuals:

                                                       NUMBER OF SHARES          PERCENT
NAME                                                 BENEFICIALLY OWNED(1)       OF CLASS
----                                                 ---------------------       --------
J.L. Holloway......................................       10,400,077(4)(8)        26.0%
Alan A. Baker......................................            5,667(4)            *
T. Jay Collins.....................................            7,667(4)            *
Angus R. Cooper II.................................           45,030               *
John Dane III......................................          463,924(2)(4)(5)      1.2%
Barry J. Galt......................................              834               *
Jerome L. Goldman..................................           64,335(4)            *
Burt H. Keenan.....................................              855(3)            *
Gary L. Kott.......................................               --               *
Kenneth W. Lewis...................................           18,680               *
Raymond E. Mabus...................................            4,333               *
John F. Alford.....................................          295,383(4)            *
Ronald W. Schnoor..................................          593,800(2)(4)         1.5%
Rick S. Rees.......................................          208,060(4)            *

                                                       NUMBER OF SHARES          PERCENT
NAME                                                 BENEFICIALLY OWNED(1)       OF CLASS
----                                                 ---------------------       --------
James A. Lowe, III.................................           40,994(6)            *
Jobie T. Melton, Jr. ..............................            4,000(7)            *
Directors and Executive Officers as a Group........       12,237,374(2)(4)        30.6%

---------------

 *  Less than one percent (1%).

(1) Unless otherwise noted, all shares are owned directly and the owner has the right to vote the shares.

(2) Includes shares held beneficially under the Company's 401(k) plan as of February 9, 2000 by Mr. Dane (894 shares); as of February 11, 2000 by Mr. Schnoor (205 shares); and Directors and Executive Officers as a Group (1,469 shares).

(3) Does not include 600 shares owned by Mr. Keenan's wife, as to which he disclaims any beneficial interest. Mr. Keenan resigned from his position as a Director effective January 4, 2000.

(4) Includes shares which the individual has the right to acquire within sixty
    (60) days of March 20, 2000 pursuant to exercise of options granted under the Stock Option Plan for Mr. Holloway (380,000 shares), Mr. Baker (3,667 shares), Mr. Collins (3,667 shares), Mr. Dane (350,000 shares), Mr. Goldman (4,333 shares), Mr. Alford (203,333), Mr. Schnoor (8,333 shares), Mr. Rees (175,000 shares), and Directors and Executive Officers as a Group (1,132,666 shares).

(5) Mr. Dane resigned his position with the Company as President and Chief Operating Officer effective January 12, 2000 and remains a Director. Mr. Dane is not a nominee for election as a member of the Board of Directors at the 2000 Annual Meeting of Stockholders.

(6) Mr. Lowe resigned his position with the Company as General Counsel and Secretary effective November 4, 1999.

(7) Mr. Melton resigned his position with the Company as Chief Financial Officer effective November 4, 1999.

(8) Includes 1,920,500 shares of Common Stock owned by a limited partnership of which Mr. Holloway is a general partner and 650,000 shares of Common Stock owned by a voting trust of which Mr. Holloway is sole trustee. Mr. Holloway disclaims beneficial ownership of the shares held by such voting trust.

           MATTERS TO BE PRESENTED TO THE STOCKHOLDERS AT THE MEETING

                        ITEM 1 -- ELECTION OF DIRECTORS

     Effective after, and as a result of, the merger of the Company with Halter Marine Group, Inc., the Board of Directors was increased to eleven (11) members. Subsequent to the merger, one (1) director, Mr. Burt Keenan, resigned and the Board determined not to fill the vacancy. In anticipation of the 2000 Annual Meeting of Stockholders, the Board unanimously decided to decrease its size to eight (8) members, each of whom will serve for a period of one (1) year, with each seat being subject to stockholder approval on an annual basis.

     Accordingly. at the 2000 Annual Meeting, eight (8) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in the year 2001 and until their respective successors are duly elected and qualified. The persons named as proxies on the enclosed Proxy Card intend to vote for the election of each of the eight (8) nominees listed below, unless otherwise directed.

     The Board has nominated and the proxies will vote to elect to following individuals as members of the Board of Directors to serve for a period of one
(1) year and until their respective successors are duly elected and qualified: Alan A. Baker, T. Jay Collins, Angus R. Cooper II, Barry J. Galt, Jerome L. Goldman, J. L. Holloway, Gary L. Kott and Raymond
E. Mabus Each nominee has consented to be named herein and to serve, if elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE EIGHT (8) NOMINEES: MESSRS. BAKER, COLLINS, COOPER, GALT, GOLDMAN, HOLLOWAY, KOTT AND MABUS.

INFORMATION ABOUT THE NOMINEES

     ALAN A. BAKER, age 68. Director since 1997. Mr. Baker is the retired Chairman of Halliburton Energy Services Group, a position he held from 1992 to 1995. He also served as the Chief Executive Officer of Halliburton Energy Services Group from 1992 to 1993. Mr. Baker currently serves as a consultant to Halliburton Company and is a director of Noble Affiliates, Inc., a worldwide oil and gas exploration and production company, Crestar Energy, an oil and gas exploration and production company and Nova Technology, a deepwater oil and gas service company.

     T. JAY COLLINS, age 53. Director since 1997. He is currently the President of Oceaneering International, Inc., a position he has held since November 1998. From May 1995 to November 1998, he served as Executive Vice President of Oilfield Marine Service at Oceaneering International, Inc. From 1993 to 1996, Mr. Collins served as Senior Vice President and Chief Financial Officer of Oceaneering International, Inc. Prior to joining Oceaneering International, Inc., Mr. Collins spent six years at Teleco Oilfield Services, Inc., most recently as Executive Vice President, Finance and Administration. Mr. Collins received a B.A. and M.E. from Rice University and an M.B.A. from Harvard University.

     ANGUS R. COOPER, II, age 57. Director since November 3, 1999. Mr. Cooper served as a Director of Halter from April 1997 through the time of the merger. Mr. Cooper is Chairman of the Board and Chief Executive Officer of Cooper/T. Smith Corporation, a shipping service company headquartered in Mobile, Alabama which operates in 30 ports on the East, Gulf and West Coasts of the United States, plus operations in Brazil, Colombia, Mexico and Venezuela. He currently serves on the Board of Directors of the Coast Guard Foundation, World Business Council and Executive Hall of Fame.

     BARRY J. GALT, age 66. Director since November 3, 1999. Mr. Galt was a director of Halter Marine Group, Inc. since November 1997. Mr. Galt is a director, and prior to his retirement on March 30, 1999, served since 1983 as Chairman and Chief Executive Officer of Ocean Energy, Inc., formerly named Seagull Energy Corporation, a diversified energy company engaged in oil and gas exploration and development. He is also a director of Trinity Industries, Inc., a director of StanCorp Financial Corp., Inc., an insurance company, and a Houston area advisory director of Chase Bank of Texas.

     JEROME L. GOLDMAN age 75. Director since 1997. Mr. Goldman is currently the Chairman and sole owner of J. L. Goldman Associates, Inc., naval architects and marine engineers. Mr. Goldman previously served as Chairman of Friede & Goldman, Ltd. Since co-founding the Company in 1949.

     J.L. HOLLOWAY, age 55. Chairman of the Board of Directors, Chief Executive Officer and President. April 1997. In addition, Mr. Holloway has served as the Chairman of the Board of Directors, Chief Executive Officer and President of Friede Goldman Offshore, Inc. (formerly HAM Marine, Inc.) from its formation in 1982 until April 1997, and from April 1997, Mr. Holloway has been the Chairman of the Board of Directors of Friede Goldman Offshore. Mr. Holloway serves as a director of the Delta Health Group, a company that operates and manages health care facilities in the South and as President of State Street Properties, Inc., a commercial real estate development firm headquartered in Mississippi. Mr. Holloway also serves as a director of Bancorp South.

     GARY L. KOTT, age 58. Director since March 1999. Mr. Kott has served has a consultant in the private sector since July 1998. From April 1997 through June 1998, Mr. Kott served as Senior Vice

President and Chief Financial Officer of Global Marine, Inc. From October 1979 through April 1997, Mr. Kott served as President and Chief Operating Officer of Global Marine Drilling Company, the principal operating subsidiary of Global Marine, Inc. Mr. Kott also is a director of Tesco Corporation, a drilling technology company based in Calgary, Canada and is an advisory director of Moncrief Willingham Energy Advisors, a partnership which manages investments in the energy sector.

     RAYMOND E. MABUS, age 51. Director since 1997. Mr. Mabus has served as President of International Management & Development Group, Ltd. since October 1998 and as Of Counsel to the law firm of Baker, Donelson, Bearman & Caldwell since October 1996. From July 1994 through May 1996, Mr. Mabus served as Ambassador to the Kingdom of Saudi Arabia. From February 1992 through June 1994, Mr. Mabus served as Chairman of the Committee on the Future of the South and as a consultant in the private sector. From January 1988 through January 1992, Mr. Mabus served as Governor of the State of Mississippi. Mr. Mabus also serves as a director of the Kroll-O'Gara Company, a publicly-traded risk mitigation company.

                 ITEM 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Ernst & Young, LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2000. The persons designated as proxies will not FOR the ratification of Ernst & Young, LLP as the Company's independent certified public accountants unless otherwise specified. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

CORPORATE GOVERNANCE

  The Board of Directors

     The directors hold regular meetings, attend special meetings, as required, and spend such time on the affairs of the Company as their duties require. During the year ended December 31, 1999, the Board of Directors held a total of nine (9) meetings, quarterly and special. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors, and the committees on which they served, during 1999.

  Committees of the Board

     During 2000, the Board of Directors established an Executive Committee, the current members of which are Messrs. J. L. Holloway, Chairman, Angus R. Cooper, II, Gary L. Kott, and Kenneth W. Lewis. The responsibilities and authorities of the Executive Committee include providing management with advice and guidance as requested or required at such times and on such occasions where convening a meeting of the full Board is impossible or impractical.

     The Board of Directors has established an Audit Committee, the current members of which are Messrs. Jerome L. Goldman, Chairman, Barry J. Galt, Gary L. Kott, and Raymond E. Mabus. The responsibilities and authorities of the Audit Committee include: (1) to recommend to the Board of Directors the firm or persons to be employed by the Company as its independent auditors, (2) to consult with the independent auditors as to their plan of audit and to review non-audit services to be performed for the Company, (3) to review and evaluate with the independent auditors the results of their audit, their audit report and any related management letter and the annual financial statements of the Company, (4) to review and evaluate with senior financial management of the Company and the independent auditors the appropriateness of, and compliance with, the Company's accounting policies, internal control systems, business practices and ethics policies, and financial record keeping and reporting procedures, and (5) to take such other actions as may be appropriate or as directed by the Board of Directors to assure that the financial information to be provided by the

Company to its stockholders and others is reliable and the policies, systems of control and procedures established by management effectively safeguard the assets and other interests of the Company. During 1999, the Audit Committee held three (3) meetings.

     The Board of Directors also has established a Compensation Committee, the current members of which are Messrs. K. W. Lewis, Chairman, Angus R. Cooper, II, and T. Jay Collins. The responsibilities and authorities of the Compensation Committee include: (1) to determine the salaries, incentive compensation and other remuneration of all officers of the Company, (2) to review the compensation policies and general guidelines being used to compensate employees of the Company who are officers, (3) to make grants and awards under the Company's Amended and Restated 1997 Equity Incentive Plan (the "Equity Incentive Plan") as amended and supplemented, (4) to grant contingent performance bonuses to officers and other key employees of the Company under the Company's Annual Incentive Compensation Plan in such amounts and subject to such terms and conditions as the Compensation Committee may deem appropriate, and (5) to take such other action as may be appropriate or as directed by the Board of Directors to assure that the compensation policies of the Company are reasonable and fair. During 1999, the Compensation Committee held one (1) meeting.

     During 1999, the Board of Directors divided the responsibilities of the Mergers, Acquisitions and Legal Committee between two newly created committees, the Mergers and Acquisitions Committee and the Legal Affairs Committee. The Mergers and Acquisitions Committee is responsible for the review of any proposed merger or acquisition. Current members of this committee include Gary L. Kott, Chairman, Alan A. Baker, Kenneth W. Lewis, and Raymond E. Mabus. During 1999, the Mergers and Acquisitions Committee held two (2) meetings.

     The Legal Affairs Committee is responsible for providing oversight and guidance with respect to the Company's compliance with applicable law. Current members of this committee include Barry J. Galt, Chairman, Alan A. Baker, and Raymond E. Mabus. During 1999, the Legal Affairs Committee held one (1) meeting.

     The entire Board of Directors acts as a Nominating Committee.

  Compensation of Directors

     Each director, who is not a compensated officer or employee of the Company, currently receives $1,000 for each meeting of the Board attended and $500 for each committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection therewith. Each Committee Chairman receives an additional $500 for each committee meeting attended. Each director, who is not a compensated officer or employee of the Company, also receives a fee of $15,000 per annum, payable in equal monthly installments, for serving as a director. In addition, each director, who is not a compensated officer or employee of the Company, is granted under the Equity Incentive Plan, on an annual basis, options to purchase 5,000 shares of the Common Stock of the Company at the closing price per share as of the date of the Company's Annual Meeting of Stockholders for that year.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  Cash Compensation

     The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company's Chief Executive Officer (Mr. Holloway) and the two other most highly compensated executive officers who earned in excess of $100,000 in 1999 (Messrs. Alford and Schnoor). Information is also included for two former executive officers of the Company (Messrs. Melton and Lowe) pursuant to Item 402(a)(3)(iii) of Regulation S-K because they would have been included among the Company's four most highly compensated executive officers, other than the Chief Executive Officer, had they not resigned from the Company prior to the end of the year. No information is included for one executive officer (Mr. Rees) who joined the Company on November 3, 1999 because he did not earn in excess of $100,000 from that date through the end of the year.

                           SUMMARY COMPENSATION TABLE

                                                               OTHER        STOCK OPTION
                                                              ANNUAL           AWARDS         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)   COMPENSATION(2)     (SHARES)     COMPENSATION(5)
---------------------------  ----   --------   --------   ---------------   ------------   ---------------
J.L. Holloway...........     1999   $496,567         --            --        1,090,000              --
  Chairman and Chief         1998   $350,000   $500,000            --               --        $  2,728
  Executive Officer          1997   $382,232         --            --               --        $  2,831
John F. Alford..........     1999   $258,031         --            --          515,000        $    534
  Executive Vice-            1998   $147,916   $120,000            --           70,000        $  2,728
  President                  1997   $106,667   $104,231      $475,000           76,820        $    523
Ronald W. Schnoor.......     1999   $255,002         --            --           25,000        $    534
  Executive Vice-            1998   $162,500   $160,000            --               --              --
  President, Shipyard        1997   $127,618   $ 60,883            --               --              --
  Operations
Jobie T. Melton, Jr. ...     1999   $222,000         --            --           25,000        $255,934
  Former Chief Financial     1998   $126,000   $150,000            --          150,000        $     95
  Officer(3)                 1997         --         --            --               --              --
James A. Lowe III.......     1999   $142,375         --            --               --        $ 87,254
  Former General             1998   $126,996   $ 32,339            --               --              --
  Counsel and                1997   $105,000         --      $294,240               --              --
  Secretary(4)

---------------

(1) Includes bonuses of $500,000, $120,000, $160,000, $150,000, and $32,339
    earned in 1998 but paid to Messrs. Holloway, Alford, Schnoor, Melton and Lowe, respectively, in 1999.

(2) Messrs. Alford and Lowe were granted shares in a predecessor of the Company in 1997, which, after the reorganization of the Company in connection with its public offering, amounted to 153,640 shares each of the Company's common stock. The Company recognized selling, general and administrative expenses in 1997 representing value of such shares based on an estimated initial public offering price for the Company's common stock, less a 10% discount because the shares received by Messrs. Alford and Lowe were not registered.

(3) Mr. Melton joined the Company as its Chief Financial Officer on July 1, 1998, and received an inducement payment of $150,000 that is included in the 1998 bonus. Mr. Melton resigned his position as Chief Financial Officer effective November 4, 1999 and is no longer with the Company.

(4) Mr. Lowe joined the Company as General Counsel on January 1, 1997 and resigned from this position effective November 4, 1999 and is no longer with the Company.

(5) All Other Compensation consists principally of the Company's matching contributions to 401(k) Retirement Plan accounts, term life insurance premiums paid by the Company and automobile allowances. For Messrs. Melton and Lowe, all other compensation expense for 1999 includes a severance benefit of $255,000 and $86,000, respectively.

INCENTIVE AND OTHER EMPLOYEE BENEFIT PLANS

  Stock Options

     The following table contains information concerning the grant of stock options with respect to 1999 for each of the executives named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE AT
                       --------------------------------------------------      ASSUMED ANNUAL RATES OF
                                   PERCENT OF                                STOCK PRICE APPRECIATION FOR
                                      TOTAL                                          OPTION TERM
                                     OPTIONS                                ------------------------------
                                   GRANTED TO    EXERCISE OR                    AT 5%           AT 10%
                        OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION      ANNUAL           ANNUAL
NAME                    GRANTED    DURING YEAR     ($/SH)         DATE         GROWTH           GROWTH
----                   ---------   -----------   -----------   ----------   -------------   --------------
J.L. Holloway........     90,000       2.3%        $11.38        1-1-09      $  644,564      $ 1,632,761
                       1,000,000      26.0%        $ 9.63       11-3-09      $6,061,255      $15,352,740
Ronald W. Schnoor....     25,000       0.6%        $11.38        1-1-09      $  179,046      $   453,545
John F. Alford.......     15,000       0.4%        $11.38        1-1-09      $  107,427      $   272,127
                         500,000      13.0%        $ 9.63       11-3-09      $3,030,628      $ 7,676,370
Jobie T. Melton(1)...     25,000       0.6%        $11.38        1-1-09      $  179,046      $   453,545
James Lowe(1)........     10,000       0.3%        $11.38        1-1-09      $   71,618      $   181,418

---------------

(1) Messrs. Melton and Lowe resigned their respective positions as Chief Financial Officer and General Counsel of the Company, effective November 4, 1999. All unexercised options granted to these individuals have lapsed.

     The table below sets forth information concerning each exercise of stock options by each of the named executive officers during the most recently completed fiscal year and the number of exercisable and unexercisable stock options held by them and the fiscal year-end value of the exercisable and unexercisable options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                         VALUE OF
                                                                     NUMBER OF          UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                            SHARES                   YEAR-END            YEAR-END
                                           ACQUIRED              -----------------   -----------------
                                              ON       VALUE       EXERCISABLE/        EXERCISABLE/
NAME                                       EXERCISE   REALIZED     UNEXERCISABLE       UNEXERCISABLE
----                                       --------   --------   -----------------   -----------------
J.L. Holloway............................     --         --           350,000               $0
                                                                      740,000               $0
Ronald W. Schnoor........................     --         --                --               $0
                                                                       25,000               $0
John F. Alford...........................     --         --           198,333               $0
                                                                      386,667               $0
Jobie T. Melton(1).......................     --         --                --               --
                                                                           --               --
James Lowe(1)............................     --         --                --               --
                                                                           --               --

---------------

(1) Messrs. Melton and Lowe resigned their respective positions as Chief Financial Officer and General Counsel of the Company, effective November 4, 1999. All unexercised options granted to these individuals have lapsed.

  Employment Agreements

     The following officers of Friede Goldman Halter entered into employment agreements on June 1, 1999 which became effective upon the closing of the merger of Halter Marine Group, Inc. with and into Friede Goldman International Inc. on November 3, 1999.

     J. L. Holloway. Mr. Holloway's employment agreement has a two year term. The employment agreement provides for an annual base salary of at least $500,000, subject to increases in the discretion of the board of directors. The employment agreement provides that Mr. Holloway will participate in Friede Goldman Halter's annual bonus plan and will be eligible to earn an annual bonus in an amount up to twice his annual base salary (as determined by the compensation committee of the board of directors of Friede Goldman Halter). The agreement also provides that during the term of the employment agreement, Friede Goldman Halter will contribute an amount equal to 10% of his base salary and his annual bonus to a deferred compensation plan. In addition, Mr. Holloway will be eligible to receive incentive compensation awards on a year-to-year basis.

     Mr. Holloway's employment agreement may be terminated at any time by Friede Goldman Halter for "cause." Upon termination, Mr. Holloway would be entitled to receive: (i) his base salary that was earned but unpaid as of the date of termination; (ii) his target annual bonus for the year or, if greater, the average of the three highest annual bonuses paid to him; and (iii) his accrued deferred compensation. "Cause" is defined to include gross negligence or a willful failure by Mr. Holloway in performing his material duties under the employment agreement or his commission of an act of moral turpitude that constitutes a felony or the commission of an act of dishonesty, either of which has an adverse effect on Friede Goldman Halter. A determination of "cause" may be made only by a two-thirds vote by the board of directors of Friede Goldman Halter.

     Mr. Holloway may resign for "good reason" which is defined in the employment agreement to consist of: (i) a material breach by Friede Goldman Halter of the employment agreement; (ii) a diminution of Mr. Holloway's responsibilities or title; (iii) a reduction in Mr. Holloway's base salary, annual bonus opportunity, incentive plan benefits, welfare plan benefits or fringe benefits; (iv) the failure to be elected to the board of directors of Friede Goldman Halter; (v) the failure of Friede Goldman Halter to pay any compensation to Mr. Holloway when due; (vi) a substantial increase in Mr. Holloway's travel obligations; (vii) relocation of Mr. Holloway's workplace without accommodation by Friede Goldman Halter; (viii) failure by Friede Goldman Halter to obtain a satisfactory agreement from a successor company to assume the obligations under the employment agreement; and (ix) termination of his employment without providing him with a notice of non-renewal of the employment agreement.

     Following a "change in control" as defined in the employment agreement, any of the acts or failures to act by Friede Goldman Halter described above will be presumed to constitute "good reason" unless that determination is deemed to be unreasonable by an arbitrator.

     If Mr. Holloway's employment is terminated by Friede Goldman Halter without "cause" or Mr. Holloway's terminates his employment for "good reason" (as described below), he will be entitled to the following severance benefits: (i) a lump sum cash payment of $1,500,000 and up to an additional $1,500,000 in an amount equal to the excess of $5,000,000 over the fair market value (determined at the date Mr. Holloway terminates employment) of the options granted to Mr. Holloway at the effective date of the merger; (ii) a lump sum cash payment of his accrued annual base salary and bonus; (iii) a lump sum cash payment equal to his target annual bonus in the year his employment is terminated or, if greater, the average of the three highest annual bonuses paid to him within the five years preceding the year of termination, pro rated to the date of termination; (iv) accelerated vesting or the lapse of all restrictions on any compensation previously deferred on the behalf of Mr. Holloway and the payment of a lump sum amount equal to the value of the deferred compensation; (v) continued participation in Friede Goldman Halter's health and welfare benefit plans for a period commencing on the date of his termination and ending on the third anniversary of the date of his termination; provided that any benefits received under the Friede Goldman Halter health and welfare plans will be reduced to the extent comparable benefits are received by him from other sources; and (vi) accelerated vesting of outstanding stock options granted under the employment agreement which are not yet vested on the date of termination.

     Following a "change in control" as defined in the employment agreement, any of the acts or failures to act by Friede Goldman Halter described above will be presumed to constitute "good reason" unless that determination is deemed to be unreasonable by an arbitrator.

     Under his employment agreement, Mr. Holloway has non-solicitation and non-competition obligations toward Friede Goldman Halter for a period of one year following any termination of his employment.

     The employment agreement also provides that in the event any payments received by Mr. Holloway under the employment agreement or under any other plan of Friede Goldman Halter should be subject to any excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986 or any other similar tax or assessment, Friede Goldman Halter will pay Mr. Holloway the amount necessary to fully reimburse him for these excise taxes or assessments.

     John F. Alford and Rick S. Rees. The employment agreements of Messrs. Alford and Rees each have a three-year term, subject to automatic annual renewal beginning on the second anniversary of the effective date of the agreement; provided that either Friede Goldman Halter or Mr. Alford or Mr. Rees, as the case may be, may elect to terminate the agreement by providing the other party with at least 90 days' written notice prior to any year, beginning with the second anniversary of the effective date of the merger.

     Messrs. Alford and Rees will each receive an annual base salary of at least $300,000 and will be eligible to participate in the annual bonus plan and earn an annual bonus in an amount up to 150% of their annual base salary (as determined by the compensation committee of the board of directors of Friede Goldman Halter). In addition, Messrs. Alford and Rees will be eligible to receive incentive compensation awards on a year-to-year basis.

     The failure of Friede Goldman Halter to extend the term of either Mr. Alford's or Mr. Rees' employment agreement will result in a severance payment. If Mr. Alford's or Mr. Rees' employment is terminated by Friede Goldman Halter without "cause" or Mr. Alford or Mr. Rees resigns for "good reason," Messrs. Alford and Rees, respectively, will be entitled to the same severance benefits as provided to Mr. Holloway; provided, however, that each of Mr. Alford and Mr. Rees will be entitled to a lump sum cash payment of $750,000 and an additional lump sum payment of up to $750,000 based on the fair market value of each of their options at the date their employment terminates.

     For purposes of determining "good reason" in Messrs. Alford's and Rees' employment agreements, "good reason" generally consists of: (i) a material breach by Friede Goldman Halter of the employment agreement; (ii) a diminution of their responsibilities or title; (iii) a reduction in their base salary, annual bonus opportunity, welfare plan benefits, fringe benefits or incentive plan benefits; (iv) the failure of Friede Goldman Halter to pay any compensation to them when due; (v) a substantial increase in their travel obligations; (vi) a relocation of their workplace without accommodation by Friede Goldman Halter;
(vi) failure by Friede Goldman Halter to obtain a satisfactory agreement from a successor company to assume the obligations under each of their employment agreements; and (vii) termination of their employment without providing a notice of non-renewal of the employment agreement.

     Under their respective employment agreements, Mr. Alford and Mr. Rees have non-solicitation and non-competition obligations toward Friede Goldman Halter for a period of two years following the effective date of the merger.

     The employment agreements for Messrs. Alford and Rees also provide that in the event any payments received by them under their employment agreements or under any other plan of Friede Goldman Halter should be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 or any other similar tax or assessment, Friede Goldman Halter will pay Messrs. Alford and Rees the amounts necessary to fully reimburse them for these excise taxes or assessments.

     Ronald W. Schnoor. Mr. Schnoor's employment agreement has a term of three years; provided that on the second anniversary of the completion of the merger and on each anniversary of this date, the term of the agreement will be automatically extended for one year. Either Friede Goldman Halter or Mr. Schnoor may elect to terminate the agreement by providing the other party with at least six months' written notice prior to each anniversary of the completion of the merger.

     The employment agreement provides for an annual base salary of $256,000, subject to increases in the discretion of the compensation committee. Mr. Schnoor's employment agreement may be terminated at any time by Friede Goldman Halter for "cause" ten days after written notice is provided to Mr. Schnoor. Upon termination, Mr. Schnoor will not be entitled to severance compensation. "Cause" is defined to include a material and irreparable breach of the agreement, gross negligence or a willful failure by Mr. Schnoor in performing his material duties under the employment agreement, acts of dishonesty or misconduct which have an adverse effect on Friede Goldman Halter, a conviction of or plea of nolo contendere to a felony crime involving moral turpitude, or chronic alcohol abuse or illegal drug abuse.

     If Mr. Schnoor's employment is terminated by Friede Goldman Halter without "cause" or he resigns for "good reason" (as defined below), he will be entitled to receive a lump-sum payment equal to one year's base salary at the rate in effect at that time. If Mr. Schnoor resigns his employment without "good reason," he will receive no severance compensation. Upon termination for any reason, Mr. Schnoor will be entitled to receive all compensation earned and all vested benefits and reimbursements through the effective date of his termination.

     "Good Reason" is defined in Mr. Schnoor's employment agreement to consist of a material breach by Friede Goldman Halter of the employment agreement occurring during the 30-day period preceding the date written notice of termination for good reason is provided to Friede Goldman Halter which is not remedied by Friede Goldman Halter within 30 days after receipt of the notice.

     Under his employment agreement, Mr. Schnoor has non-solicitation and non-competition obligations toward Friede Goldman Halter for a period of one year following any termination of his employment.

  Change in Control Agreements

     Prior to its merger with and into the Company, Halter Marine Group, Inc.
(HMG) entered into certain Executive Severance Agreements (the "Change in Control Agreements") with certain of its officers ("the former HMI officers"), who are now officers of the Company, which provides certain severance benefits in the event of a change in control (as defined in the Change in Control Agreements) of HMG. As a result of the merger, the Company absolutely and unconditionally assumed, and is obligated under, each of the Change in Control Agreements. In connection with the merger, a change in control of HMG (as defined in the Change in Control Agreements) occurred. In the event of termination of employment of an affected former HMG officer by the Company, other than as a result of the officer's death, disability, or retirement, or for cause (as defined in the Change in Control Agreements), or if the officer terminates his employment for good reason (as defined in the Change in Control Agreements), the Company is obligated to pay the officer a lump sum equal to 2.99 times the amount of the officer's base salary and bonus paid to the officer during the twelve (12) months prior to the termination or, if higher, prior to the change in control. The severance benefits provided by the Change in Control Agreements also include the obligation to provide certain fringe benefits that the officer would have been entitled to if the officer had remained employed by the Company and certain other supplemental benefits. The Change in Control Agreements further provide that, if any payment to which an officer is entitled would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will pay to the officer an additional amount so that the net amount retained by the officer is equal to the amount that otherwise would have been payable to the officer if no such excise tax had been imposed.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following report is submitted by the Compensation Committee for inclusion in this proxy pursuant to the rules of the Securities and Exchange Commission with respect to Executive Compensation:

     The Compensation Committee (the "Committee"), subject to direction from the Board of Directors, determines the general compensation policies of the Company, determines the compensation to be paid to certain officers and certain other persons in senior management positions and administers the Company's Stock Option Plan. The Committee is composed of three independent, non-employee directors. Prior to the merger of Halter Marine Group, Inc. with and into the Company, effective November 3, 1999, the Compensation Committee was composed of the following members: Dr. Howell W. Todd, Chairman and Mr. T. Jay Collins. After the merger, the current members of the Compensation Committee were appointed.

  Philosophy of Compensation

     The objectives of the Company's compensation policies are (i) to attract and retain the best possible executive talent, (ii) to motivate executives to achieve the Company's goals, (iii) to link the executive and stockholder interests through performance rewards, and (iv) to provide a compensation that appropriately recognizes individual and corporate contributions. The Committee's compensation programs are designed to make a substantial component of each executives' potential compensation dependent upon improving the profitability of the Company. The Committee will do this by providing incentives to achieve short-term and long-term objectives and by rewarding exceptional performance and accomplishments. The Committee engages outside compensation consultants to assist the Committee in determining appropriate levels of compensation.

  Types of Compensation

     The Company provides two main types of compensation:

          (1) Annual compensation, consisting generally of a base salary and an incentive bonus payable only when profits for the year meet specified target levels; and

          (2) Long-term compensation, consisting primarily of stock options, deferred compensation and other long-term incentive awards. The value of these awards are directly related to an increase in the value of a share of the Company's Common Stock.

  Annual Compensation

     At least once each year, the Committee will review the Company's executive compensation program. The Committee will predetermine for each executive a base salary and an incentive bonus formula. The annual base salary of each executive is determined by a number of factors, including position in the Company, the executive's duties and responsibilities, the executive's past and expected future financial and other performance, the executive's leadership ability, initiative, development of a team spirit, adaptability in a rapidly changing competitive environment, strategic decisions, relative position in the salary structure of the Company and information relating to compensation paid to other executive officers in similar positions. The Committee expects a recommendation from the Company's Chief Executive Officer but will exercise its own judgment and make its own determination. A competitive base salary is consistent with the Company's long-term business objectives of attracting and retaining highly qualified, competent executives.

     The incentive bonus is particularly aligned with the interests of the Company's stockholders. The incentive bonus as paid to executives in fiscal 1999, including the Company's Chief Executive Officer, were based upon the achievement of predetermined goals. The formula was based upon a percentage of base salary in relation to the Company's financial performance for the year. The maximum incentive bonus is limited to a percentage of base salary.

  Long-Term Compensation

     The Company has adopted the Stock Option Plan, which permits the Committee to make the following types of awards: (1) stock options, including incentive stock options; (2) stock appreciation rights, in tandem with stock options or freestanding, (3) restricted stock; (4) performance awards; (5) dividend equivalent rights, in tandem with other awards or freestanding; and (6) other awards based on, payable in, or otherwise related to the Common Stock of the Company.

     The Committee considers stock options to be an important part of the Company's long-term incentive program. The employees who are awarded stock options gain only when the Company's stockholders gain--when the value of a share of Common Stock increases. The Committee believes that stock options come closer to aligning stockholder and executive interests than almost any other type of long-term incentive compensation that the Committee can award at this time. The number of shares for which options were granted in 1999 to the Chief Executive Officer and to next four most highly compensated executive officers as named in the Executive Compensation Table are set forth in the table, "Option Grants in the Last Fiscal Year" contained in this proxy.

  Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company's chief executive officer and any of the other four highest-paid executive officers, except for "performance-based" compensation. The Committee is aware of this limitation and intends to consider the effects of Section 162(m) on the Company when making compensation decisions.

                                    Compensation Committee

                                    K.W. Lewis, Chairman
                                    T. Jay Collins, Member
                                    Angus R. Cooper, II, Member

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative return (assuming reinvestment of any dividends) for the Company, the Standard & Poor's Small Cap 600 Index (the "S&P Small Cap Index") and the Philadelphia Stock Exchange, Inc. Oil Services Index (the "OSXIndex"). Since there is no widely recognized standard industry group comprising the Company and peer companies, the peer groups are composed of companies which have one or more products that compete with products of the Company and are believed by the Company to be companies that analysts frequently use to compare with an investment in the Company. The information contained in this graph was prepared by Research Data Group, Inc. [GRAPH]

------------------------------------------------------------------------------------------------------------------------------
                                     07/22/97    09/97     12/97     03/98     06/98     09/98     12/98     03/99     06/99
------------------------------------------------------------------------------------------------------------------------------
 FRIEDE GOLDMAN HALTER, INC           100.00    253.97    252.91    244.44    244.44    133.33     96.30    135.45    116.93
 OSX PEER GROUP                       100.00    115.94    108.50    104.24     89.10     61.37     56.16     73.84     86.13
 S & P SMALLCAP 600                   100.00    116.17    112.57    125.03    119.46     98.34    115.65    105.24    121.47

------------------------------------  -------------------
                                        09/99     12/99
------------------------------------  -------------------
 FRIEDE GOLDMAN HALTER, INC             85.71     58.73
 OSX PEER GROUP                         83.68     86.06
 S & P SMALLCAP 600                    115.59    129.99

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange and a copy of each report is required to be furnished to the Company.

     Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the year ended December 31, 1999, each individual who was required to file such reports during the year complied with the applicable filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  With T. Jay Collins

     Mr. Collins, a director of the Company, serves as President of Oceaneering International, Inc. (OII), a company which, from time to time, contracts with the Company in the ordinary course of each company's business. In November 1999, the Company acquired a jack-up barge, the Zues, from OII in consideration of 90,000 shares of the common stock of the Company. During 1999, OII contracted with a subsidiary of the Company for the refurbishment and upgrade of a mobile offshore drilling unit (MODU), the Marine 7. Payments to the subsidiary of the Company under the contract will exceed $15.0 million.

  With John Dane III

     Mr. Dane owns a majority interest in the stock of United States Marine, Inc. ("USMI"). USMI performs services for the Company as a subcontractor with respect to the production of high-speed composite vessels for the US Navy, and the Company paid USMI approximately $1.5 million since the merger with Halter Marine Group, Inc. for subcontractor services. The Company believes that the terms on which the Company has been supplied subcontractor services by USMI were at least as favorable as those which could have been obtained by the Company in arm's-length transactions with unrelated parties.

     In November 1999 Mr. Dane paid the Company $50,000 to repurchase, at the original purchase price, a piece of equipment he had previously sold to the Company, and $60,000 to refund the Company for overpayments the Company made in connection with the purchase of other equipment from Mr. Dane.

     In March 2000, the Company entered into a purchase agreement to sell the Yacht division of its Vessels segment to a company whose controlling shareholder is Mr. Dane.

  With J.L. Holloway

     In December 1998, the Company entered into an agreement with a company owned by Mr. Holloway pursuant to which the Company agreed to lease an airplane from such company for a monthly payment of $85,000 per month. Under the terms of the agreement, the Company agreed to maintain the airplane in good working condition, to pay all operating expenses related to the airplane and to maintain insurance on the airplane. Lease payments for the first quarter of 2000 were suspended but the Company continues to pay operating expenses. The Company believes that the terms of such agreement are no less favorable than the Company could have received from an unrelated party.

                                 OTHER MATTERS

     Management of the Company is not aware of other matters to be presented for action at the 2000 Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Shareholder proposals intended to be included in the Proxy Statement relating to the Company's 2001 Annual Meeting pursuant to Rule 14a-8 ("Rule 14a-8") under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company no later than December 11, 2000 and must otherwise comply with Rule 14a-8.

     Shareholder proposals submitted for consideration at the Company's 2001 Annual Meeting (outside of the Rule 14a-8 process) must be delivered to the Secretary of the Company no later than January 16, 2001, but no earlier than December 17, 2000. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the 2001 Annual Meeting. If timely notice is given but is not accompanies by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the 2001 Annual Meeting.

     PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY TO AVOID UNNECESSARY EXPENSE. ALL STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER SHARES OWNED, TO PARTICIPATE IN THE 2000 ANNUAL MEETING BY RETURNING THEIR PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                            By Order of the Board of Directors

                                            MAUREEN O'CONNOR SULLIVAN
                                            Senior Vice President, General
                                            Counsel
                                                  and Secretary

Gulfport, Mississippi
April 10, 2000

                                  FORM OF PROXY

                           FRIEDE GOLDMAN HALTER, INC.
                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Friede Goldman Halter Inc., a Mississippi corporation ("Friede Goldman Halter"), hereby appoints John F. Alford and Richard T. McCreary, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Friede Goldman Halter that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Friede Goldman Halter to be held on Tuesday, May 16, 2000 at 10:00 a.m. Central Daylight Time, at the Great Southern Club, One Hancock Plaza, Suite 1112, Gulfport, Mississippi 39501, and at any adjournment or postponement thereof, on the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3. Receipt of the proxy statement dated April 10, 2000 is hereby acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

(1) Proposal to approve the election of the following eight (8) nominees for membership on the Company's Board of Directors: Messrs. Alan A. Baker, T. Jay Collins, Angus R. Cooper, II, Barry J. Galt, Jerome L. Goldman, J.L. Holloway, Gary L. Kott and Raymond E. Mabus to serve until the Annual Meeting of Stockholders in the year 2001, and until their successors are elected and qualified.

              FOR                  AGAINST                 ABSTAIN

(2) Proposal to approve the selection of Ernst & Young LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statemens for the year ending December 31, 2000; and

              FOR                  AGAINST                 ABSTAIN

(3) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

              FOR                  AGAINST                 ABSTAIN
                   (Continued and to be signed on other side)



                          (Continued from other side.)


                                                   Signature of Stockholder(s)

                                            Please sign your name exactly as it
                                                   appears hereon. Joint owners
                                                   must each sign. When signing
                                                   as attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give your
                                                   full title as it appears
                                                   thereon.

                                            Date:    , 2000

PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.